Exhibit 99.2

Vringo, Inc.

Compensation Committee Charter

The following Compensation Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Vringo, Inc., a Delaware corporation (the “Company”):

1.	Members. The Board shall appoint the members of the Compensation Committee (the “Committee”). The Committee shall be comprised of at least two “independent” directors of the Board who shall also satisfy such other criteria imposed on members of the Committee pursuant to the federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market (or any exchange or national listing market system upon which the Company’s securities are listed or quoted for trading) (“NASDAQ”). The term “independent director” means a director who meets the definition of “independence” under the rules and regulations of the SEC and NASDAQ. The Committee and its members shall be subject to the provisions of the Company’s Bylaws relating to members and filling vacancies. Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote.

2.	Purpose. The purpose of the Committee is to assist the Board in (a) discharging its responsibilities for approving and evaluating the officer compensation plans, policies and programs of the Company, (b) reviewing and recommending to the Board regarding compensation to be provided to the Company’s employees and directors, and (c) administering the equity compensation plans of the Company. The Committee shall ensure that the Company’s compensation programs are competitive, designed to attract and retain highly qualified directors, officers and employees, encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders.

3.	Duties and Responsibilities. On behalf of the Board, the Committee shall, among its duties and responsibilities as may be delegated to the Committee by the Board, and in addition to any duties and responsibilities imparted to the Committee by the SEC, the listing standards of NASDAQ or any other applicable laws or regulations:

•	Determine in executive session the compensation for the Company’s Chief Executive Officer (“CEO”).

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Review and determine the compensation of the executive officers of the Company other than the CEO based upon the recommendation of the CEO and such other customary factors that the Committee deems necessary or appropriate.

•	Recommend awards to be granted to executive officers of the Company under the Company’s equity plans and other compensation or benefit plans as approved by the Board or the Committee.

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Approve the overall amount or percentage of plan awards to be granted to all Company employees and delegate to the Company’s executive management the right and power to specifically grant such awards to each Company employee within the aggregate limits and parameters set by the Committee.

•	Review and evaluate the performance of the CEO and the other officers of the Company;

•	Review and approve the design of other benefit plans pertaining to executives and employees of the Company.

•	Approve such reports on compensation as are necessary for filing with the SEC and other government bodies.

•	Review, recommend to the Board, and administer all plans that require “disinterested administration” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

•	Approve the amendment or modification of any compensation or benefit plan pertaining to executives or employees of the Company that does not require stockholder approval.

•	Review and recommend to the Board changes to the compensation of the Company’s independent directors.

•	Retain outside consultants and obtain assistance from members of management as the Committee deems appropriate in the exercise of its authority.

•	Make reports and recommendations to the Board within the scope of its functions and advise the officers of the Company regarding various personnel matters.

•	Approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees.

•	Review the form, terms and provisions of employment and similar agreements with the Company’s executive officers and any amendments thereto.

•	Review, at least annually, the compensation philosophy of the Company.

•	Review this Charter from time to time and recommend any changes thereto to the Board.

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Meetings. The Committee will meet as often as it deems necessary or appropriate, in its judgment, either in person or telephonically, and at such times and places as the Committee members determine. Face to face meetings shall be encouraged at least twice each year. The majority of the members of the Committee constitutes a quorum and shall be empowered to act on behalf of the Committee. Minutes will be kept of each meeting of the Committee. The Chairman of the Committee shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

4.	Outside Advisors. The Committee shall have the authority to retain such outside legal, accounting or other consultants or advisors as it determines appropriate to assist it in the performance of its functions, or to advise or inform the Committee. The Committee may also meet with investment bankers and financial analysts. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultants to, the Company. The Company shall provide for payment of compensation to any advisors retained by the Committee.

5.	Amendment. Any amendment or other modification of this Charter shall be made and approved by the Board of the Company.

6.	Disclosure of Charter. This Charter, as amended from time to time, shall be made available to the public on the Company’s website.

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